EXHIBIT 10.6

FIRST LEASE MODIFICATION AGREEMENT

THIS FIRST LEASE MODIFICATION AGREEMENT (“Agreement”) made and entered into on this the 19th day of January, 2010 by and between 116 RENNER PARTNERS, LLC, a Kansas Limited Liability Company, (hereinafter referred to as “Lessor”), and ICOP DIGITAL, INC., a Colorado Corporation, (hereinafter referred to as “Lessee”), to amend and modify that Lease dated as of April 12, 2005 (the “Lease”), for the office building and parking areas generally referred to as 16801 W. 116th Street, Lenexa, KS 66219, more fully described in the Lease and referred to as the “Premises”.

WHEREAS, Lessee has exercised their right to extend the term of the Lease upon the terms set forth herein; and

WHEREAS, Lessor and Lessee have agreed to an extension and modification of the Lease as hereinafter set forth.

NOW, THEREFORE, for and in consideration of the rents, covenants and agreements as set forth in the Lease, and of the promises and undertakings hereinafter set forth, the receipt and legal sufficiency of which is hereby acknowledged, the parties agree that said Lease shall be and is hereby amended and modified as hereinafter provided.

1. Recitations. The foregoing recitations are made an integral part of this Agreement.

2. Salient Lease Terms. The preamble to the Lease entitled “Salient Lease Terms” shall be modified as follows:

Renewal Terms: A Renewal Term of Three (3) years from July 1, 2010 to June 30, 2013; a Renewal Term of One (1) year from July 1, 2013 to June 30, 2014; a Renewal Term of One (1) year from July 1, 2014 to June 30, 2015; and a Renewal Term of Five (5) years from July 1, 2015 to June 30, 2020.

3. Rental. The provisions of Section 2.2 are hereby deleted and the following language inserted in place thereof:

2.2 For the first optional extension of the term (the period commencing July 1, 2010 and ending June 30, 2013), annual basic rental shall be One Hundred Fifty Thousand Four Hundred and 00/100 Dollars ($150,400.00) per annum, payable in equal monthly installments of Twelve Thousand Five Hundred Thirty Three & 33/100 ($12,533.33). The rate for each of the subsequent optional extension periods shall be the basic rental amount for the then current period Term plus that percent of the Base rent for the then current period equal to the percentage increase in the Consumer Price Index between the first date of the prior optional term of the Lease and the last date of the prior optional term. The term Consumer Price Index shall mean the Midwest Region, all urban index published by the Bureau of Labor Statistics (1982-1984 = 100).

4. Lessee’s Option to Purchase. The provisions of Section 47 are hereby deleted and the following language inserted in place thereof:

47. LESSEE’S OPTION TO PURCHASE

Option to Purchase. Provided (i) there exists no Event of Default hereunder, (ii) subject to acceptance of the purchase price, Lessee has given Lessor written -notice of its exercise of such option on or before 180 days prior to the end of the then current lease term, (iii) pays Lessor $25,000.00 non-refundable earnest money deposit (payable within ten(10) days following the determination of the purchase price) which shall be credited against the purchase price at closing, then Lessee shall have the option to purchase the Premises in their then as is condition during the final twenty (20) days of the then current term hereof at the absolute net price to Lessor as set forth below. Payment for such purchase must be made prior to expiration of such option period and the payment therefore must be paid by deposit of readily available funds with a national title insurance company doing business in Lenexa, Kansas, prior to the expiration of such period with instructions to deliver such net purchase price to Lessor on delivery of Lessor’s Special Warranty Deed to such title company in recordable form conveying the Premises to Lessee free of all mortgage liens and any other easements or encumbrances not on the property as of the date of this lease and which would materially alter the marketability of title under customary Kansas real practice standards.

Absolute Net Price. The absolute net price payable Lessor shall be: An amount equal to Two Million Seventy Thousand Five Hundred Eighty-eight and no/100 Dollars ($2,070,588.00) multiplied by a fraction, the numerator of which is the Consumer Price Index as of January 1 of the year in which the option is exercised and the denominator of which is such Consumer Price Index as of January 1, 2005. The term Consumer Price Index shall mean the Midwest Region, all urban index published by the Bureau of Labor Statistics (1982-1984 = 100).

Should Lessee, give notice of the intent to exercise its’ purchase option as set forth above, the deadline for exercising its’ subsequent option to extend the Lease term under paragraph 2.2 shall be extended until the date ten (10) days after Lessor notifies Lessee of the purchase price computation.

5. Ratification of Lease. The Lease is hereby republished, ratified and reaffirmed in all respects, except as modified by this First Amendment.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

Lessor:

116 RENNER PARTNERS, LLC,
a Kansas Limited Liability Company

Name:
Title:

Lessee:

ICOP DIGITAL, INC.,
a Colorado Corporation,

DAVID C. OWEN, CEO